Exhibit 99.1

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
1/24/07	Investors:	Mary Kay Shaw, 630-623-7559
	Media:	Lisa Howard, 630-623-5044

McDONALD’S REPORTS RECORD RESULTS FOR 2006

OAK BROOK, IL — McDonald’s Corporation reported diluted earnings per share of $1.00 for the quarter and $2.83 for the year, reflecting strong operating results around the world.

Chief Executive Officer Jim Skinner commented, “McDonald’s is delivering the strongest business results in 30 years. Our double-digit earnings growth for both the fourth quarter and full year reflects the success of our Plan to Win. We are serving more customers around the clock and around the world in more relevant ways than ever before. McDonald’s is enhancing the customer experience through menu choice, variety and value, all served in a contemporary restaurant environment. We begin 2007 from a position of strength and I am confident we will continue to deliver sustained profitable growth well into the future.”

McDonald’s reported the following fourth quarter highlights:

•	Revenues increased 11% (7% in constant currencies) driven by a global comparable sales increase of 6.3%

•	Company-operated and franchised restaurant margins improved in all geographic segments for the fourth consecutive quarter

•	Operating income increased 21% (17% in constant currencies)

•	Earnings per share were $1.00, including $0.61 per share of income from continuing operations – a 30% increase compared with the prior year’s results – and a gain of $0.39 per share related to the Chipotle disposition

Full year 2006 highlights include:

•	Global comparable sales rose 5.7%

•	Revenues and operating income reached record highs of $21.6 billion and $4.4 billion, respectively

•	The Company returned nearly $5 billion to shareholders through shares acquired and dividends paid

Skinner continued, “McDonald’s U.S. business marked its fourth consecutive year of comparable sales increases and higher profitability. Our strategic focus on serving customers an effective balance of new menu items, premium products and everyday value in convenient, contemporary locations continued to drive results.

“Europe also generated strong results for the year as the countries focused on delivering locally relevant products and promotions and communicating the strengths of the McDonald’s brand. Europe’s momentum continued during the fourth quarter with increasing customer traffic and robust comparable sales fueling the segment’s performance. I am pleased with the progress we made in Europe throughout 2006, and I am confident we will build on these results in 2007.

“During 2006, we demonstrated our ongoing commitment to enhancing shareholder value with several notable events. We increased our annual dividend by nearly 50% to $1.00 per share, returned nearly $5 billion to shareholders through dividends and shares acquired, and completed the disposition of our ownership interest in Chipotle Mexican Grill. In addition, we fulfilled our commitment to reduce shares outstanding by about 5% by the end of 2006.

“We will continue to maintain financial discipline, investing capital where we expect to generate strong returns over the long term. In 2007, we plan to invest about $1.9 billion of capital to open about 800 new McDonald’s restaurants and to reinvest in our existing locations. We also remain intent on optimizing our restaurant ownership mix by continuing to pursue our developmental license strategy and by reducing the percentage of Company-operated restaurants in certain of our major markets.

“Our convenient locations and commitment to operations excellence position us to maximize the opportunities in the global marketplace. As we begin the new year, we will continue to leverage our strengths by delivering a relevant restaurant experience that resonates with customers and enhances brand loyalty.”

KEY HIGHLIGHTS – CONSOLIDATED

Dollars in millions, except per share data

Quarters ended December 31,	2006	2005	% Inc	Currency Translation Benefit	% Inc Excluding Currency Translation
Revenues	$5,633.9	$5,061.2	11	$200.0	7
Operating income	1,124.6	927.6	21	36.9	17
Income from continuing operations	761.2	604.8	26	21.7	22
Net income*	1,241.5	608.5	n/m	21.7	n/m
Earnings per share from continuing operations—diluted	0.61	0.47	30	0.01	28
Earnings per share—diluted*	1.00	0.48	n/m	0.01	n/m

n/m Not meaningful

Years ended December 31,	2006	2005	% Inc	Currency Translation Benefit	% Inc Excluding Currency Translation
Revenues	$21,586.4	$19,832.5	9	$271.5	7
Operating income	4,445.1	3,992.5	11	28.5	11
Income from continuing operations	2,873.0	2,586.4	11	17.9	10
Net income*	3,544.2	2,602.2	36	17.9	36
Earnings per share from continuing operations—diluted **	2.30	2.03	13	0.02	12
Earnings per share—diluted*	2.83	2.04	39	0.01	38

*	In 2006, we disposed of our entire investment in Chipotle Mexican Grill (Chipotle) via public stock offerings and a tax-free exchange for McDonald’s common stock and as a result, have reflected Chipotle’s results of operations and transaction gains as discontinued operations. Fourth quarter 2006 earnings included $480.3 million or $0.39 per share of income from discontinued operations, primarily related to a gain on the Chipotle exchange. Full year 2006 earnings included $671.2 million or $0.53 per share of income from discontinued operations, primarily related to gains on the Chipotle IPO, secondary sales and the exchange.

**	The following items, in total, negatively impacted the increase in diluted earnings per share from continuing operations by 8 percentage points for the year ended December 31, 2006 compared with 2005:

2006

•	$0.07 per share of expense primarily related to: losses incurred on the transfers of the Company’s ownership interest in certain markets to developmental licensees; a limited number of restaurant closings in the U.K. in conjunction with an overall restaurant portfolio review; and costs to buy out certain litigating franchisees in Brazil; and

•	$0.01 per share of net incremental tax expense, primarily related to the one-time impact from a tax law change in Canada.

2005

•	$0.05 per share tax benefit due to a favorable audit settlement of the Company’s 2000-2002 U.S. tax returns, partly offset by incremental tax expense related to the Company’s decision to repatriate certain foreign earnings under the Homeland Investment Act; and

•	$0.01 per share of income primarily related to the transfer of the Company’s ownership interest in Turkey to a developmental licensee and a favorable adjustment of certain restructuring liabilities, partly offset by asset impairment charges primarily in South Korea.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales represent sales at all McDonald’s restaurants, including those operated by the Company, franchisees and affiliates, in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be closed include road construction, reimaging or remodeling, and natural disasters. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

Information in constant currency is calculated by translating current year results at prior year average exchange rates.

RELATED COMMUNICATIONS

McDonald’s Corporation will broadcast its investor conference call live over the Internet at 10:30 a.m. Central Time on January 24, 2007. A link to the live webcast will be available at www.investor.mcdonalds.com and an archived replay of this webcast will be available for a limited time.

See Exhibit 99.2 in the Company’s Form 8-K filing for supplemental information related to the Company’s results for the quarter and years ended December 31, 2006.

The Company plans to release January 2007 sales information on February 8, 2007.

FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data			Inc / (Dec)

Quarters ended December 31,	2006	2005	$	%
Revenues
Sales by Company-operated restaurants	$4,194.3	$3,767.7	426.6	11
Revenues from franchised and affiliated restaurants	1,439.6	1,293.5	146.1	11

TOTAL REVENUES	5,633.9	5,061.2	572.7	11

Operating costs and expenses
Company-operated restaurant expenses	3,512.6	3,203.4	309.2	10
Franchised restaurants–occupancy expenses	275.4	254.5	20.9	8
Selling, general & administrative expenses	661.2	600.3	60.9	10
Impairment and other charges, net	8.7	22.0	(13.3)	(60)
Other operating expense, net	51.4	53.4	(2.0)	(4)
Total operating costs and expenses	4,509.3	4,133.6	375.7	9

OPERATING INCOME	1,124.6	927.6	197.0	21

Interest expense	99.0	91.4	7.6	8
Nonoperating income, net	(31.2)	(7.0)	24.2	n/m

Income from continuing operations before provision for income taxes	1,056.8	843.2	213.6	25
Provision for income taxes	295.6	238.4	57.2	24

Income from continuing operations	761.2	604.8	156.4	26

Income from discontinued operations (net of taxes of $1.1 and $3.4), including tax-free gain on Chipotle disposition of $479.6	480.3	3.7	476.6	n/m

NET INCOME	$1,241.5	$608.5	633.0	n/m

Earnings per share-diluted
Continuing operations	$0.61	$0.47	0.14	30
Discontinued operations, including tax-free gain on Chipotle disposition of $0.39	0.39	—	0.39	n/m

EARNINGS PER SHARE-DILUTED	$1.00	$0.48	0.52	n/m

Weighted average shares outstanding-diluted	1,238.3	1,275.7	(37.4)	(3)

n/m Not meaningful

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McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data			Inc / (Dec)
Years ended December 31,	2006	2005	$	%
Revenues
Sales by Company-operated restaurants	$16,082.7	$14,726.6	1,356.1	9
Revenues from franchised and affiliated restaurants	5,503.7	5,105.9	397.8	8

TOTAL REVENUES	21,586.4	19,832.5	1,753.9	9

Operating costs and expenses
Company-operated restaurant expenses	13,541.7	12,574.5	967.2	8
Franchised restaurants–occupancy expenses	1,060.4	1,021.5	38.9	4
Selling, general & administrative expenses	2,337.9	2,167.1	170.8	8
Impairment and other charges (credits), net	134.2	(28.4)	162.6	n/m
Other operating expense, net	67.1	105.3	(38.2)	(36)
Total operating costs and expenses	17,141.3	15,840.0	1,301.3	8

OPERATING INCOME	4,445.1	3,992.5	452.6	11

Interest expense	402.0	356.1	45.9	13
Nonoperating income, net	(123.3)	(38.0)	85.3	n/m

Income from continuing operations before provision for income taxes	4,166.4	3,674.4	492.0	13
Provision for income taxes	1,293.4	1,088.0	205.4	19

Income from continuing operations	2,873.0	2,586.4	286.6	11

Income from discontinued operations (net of taxes of $96.8 and $11.4), including gain on Chipotle disposition of $653.0	671.2	15.8	655.4	n/m

NET INCOME	$3,544.2	$2,602.2	942.0	36

Earnings per share-diluted
Continuing operations	$2.30	$2.03	0.27	13
Discontinued operations, including gain on Chipotle disposition of $0.52	0.53	0.01	0.52	n/m

EARNINGS PER SHARE-DILUTED	$2.83	$2.04	0.79	39

Weighted average shares outstanding-diluted	1,251.7	1,274.2	(22.5)	(2)

n/m Not meaningful

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